Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

PERELLA WEINBERG PARTNERS

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	457(a)	10,364,127(1)	$10.99 (2)	$113,901,756 (3)	$92.70 per million dollars	$10,558.69
Total Offering Amounts					$113,901,756 (3)		$10,558.69
Total Fee Offsets
Net Fee Due							$10,558.69

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional shares of Class A Common Stock of Perella Weinberg Partners (the “Registrant”) that may, with respect to the shares of Class A Common Stock registered hereunder, become issuable under the Registrant’s 2021 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of the average of the high and low prices per share of the Class A Common Stock as reported on the Nasdaq Global Select Market on February 22, 2022.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0000927 and the proposed maximum aggregate offering price.